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                                                                      Exhibit 11

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Post-Effective Amendment No. 6 to Registration Statement No. 333-53477 of General American Separate Account Eleven on Form S-6 of our report dated February 21, 2003 on the financial statements of General American Separate Account Eleven, and our report dated March 13, 2003 on the financial statements of General American Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No.
142), both appearing in the Prospectus Supplement, which is a part of such Registration Statement.

We also consent to the reference to us under heading "Experts" in such Prospectus Supplement.


Deloitte & Touche LLP

St. Louis, Missouri
April 25, 2003